Exhibit 99.2

Media Contact: Bryan Haviland 614-677-7767 havilab@nationwide.com Jeff Botti 614-249-6339 bottij@nationwide.com

May 5, 2004	For Immediate Release

Nationwide Financial completes management transition

Thresher outlines new operating model and management team

COLUMBUS, Ohio — Nationwide Financial Services, Inc. (NYSE: NFS) today announced the election of Mark R. Thresher as president and chief operating officer.

Thresher has been president and chief operating officer–elect since December, when former president Joseph J. Gasper announced his intention to retire this month. Thresher had been senior vice president and chief financial officer since 2002. He joined the company in 1996 as vice president and treasurer after 18 years with KPMG LLP.

“This completes the management transition plan we announced back in December,” said Jerry Jurgensen, chief executive officer of Nationwide. “I’m excited about the plans Mark and his new leadership team have developed to move Nationwide Financial Services to even greater levels of success.”

In conjunction with the election of Thresher as president and chief operating officer, the company introduced a new operating model and management team. The new operating model, which is centered on four new business segments, will position the company to have a stronger emphasis on understanding market trends and opportunities, expanding its risk management capabilities, and building more effective marketing programs that include leveraging the strength of the Nationwide brand.

“Our strategy is to help individuals build financial security and success as they work and as they retire,” Thresher said. “Our new model will allow us to be more nimble and pursue new growth opportunities in a disciplined way that ultimately meets our customers’ needs no matter what stage of life they are in.”

The four new business segments and their respective leaders are:

•	Individual Protection – Today, this segment encompasses the company’s individual and corporate owned life insurance businesses. Peter A. Golato, formerly senior vice president for wirehouse and brokerage life sales, will lead this business segment.

•	Retirement Plans – Today, this segment focuses on the market-leading private and public sector retirement plan businesses. Duane C. Meek, formerly president of Nationwide Retirement Solutions, will lead this business segment.

•	Individual Investments – Today, this segment is responsible for the company’s fixed and variable annuity business, as well as its new advisory services program. Mark D. Phelan, formerly senior vice president for technology and operations, will lead this business segment.

•	In-Retirement – This new business segment includes the company’s immediate annuity business. This segment also will be charged with developing a strategy to meet the growing need for products and services for individuals in retirement. A leader for this segment has not yet been selected.

“Historically, our industry has focused on helping Baby Boomers save for retirement,” Thresher said. “Now, these same Baby Boomers are entering retirement, and their need to draw income from their retirement savings is increasing.” Of the $22 trillion in investable assets in the United States, nearly $13 trillion are in tax-deferred retirement assets and life insurance, he said.

“While today we offer many of the products consumers use for income in retirement, there is an opportunity to better focus on designing solutions to serve a wide variety of retirement needs            ,” Thresher added.

Other significant changes include the consolidation of the finance and actuarial functions under M. Eileen Kennedy, the company’s senior vice president and chief financial officer. The consolidation of these functions will focus the necessary resources to build an expanded risk-management discipline.

Nationwide Financial, based in Columbus, helps individuals and institutional clients by providing relevant products, services, tools and information through its individual investments, protection and retirement plans businesses. The parent company, Nationwide, is a leading provider of diversified insurance and financial services, and is ranked No. 118 on the Fortune 500 based on revenue. For more information, visit www.nationwide.com or www.nationwidefinancial.com.

— ## —